Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

AND

CLEAR CHANNEL HOLDINGS, INC.

Dated as of March 27, 2019

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		Page
Section 8.11	Severability	19
Section 8.12	Waiver of Jury Trial	19
Section 8.13	No Recourse	19

Exhibits

Exhibit A-1	Form of WSGR Legal Opinion
Exhibit A-2	Form of K&E Legal Opinion
Exhibit B	Form of CCOH Tax Representation Letter
Exhibit C	Form of CCH Tax Representation Letter
Exhibit D	Form of Amended Certificate of Incorporation of New CCOH
Exhibit E	Form of Amended and Restated Bylaws of New CCOH

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2019 (this “Agreement”), by and between Clear Channel Outdoor Holdings, Inc., a Delaware corporation (“CCOH”), and Clear Channel Holdings, Inc., a Delaware corporation (“CCH”).

R E C I T A L S

WHEREAS, CCH is a wholly-owned Subsidiary (as defined herein) of iHeartCommunications, Inc. (f/k/a Clear Channel Communications, Inc.), a Texas corporation (“IHC”), and prior to November 16, 2005, CCOH was also a wholly-owned Subsidiary of IHC;

WHEREAS, IHC and CCOH entered into that certain Master Agreement, dated as of November 16, 2005 (as the same has been amended from time to time prior to the date hereof in accordance with its terms), which provided for the partial separation of CCOH from IHC, after which CCOH became a publicly traded company majority owned by IHC;

WHEREAS, on March 14, 2018, iHeartMedia, Inc., a Delaware corporation (“IHM”), and certain of its Subsidiaries, including CCH but not including CCOH (collectively, the Debtors”), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) under Case No. 18-31274 (the “Chapter 11 Cases”);

WHEREAS, in connection with the Chapter 11 Cases, on January 22, 2019, the Bankruptcy Court confirmed the Debtors’ modified fifth amended plan of reorganization (the “Plan of Reorganization”), which contemplates, among other things, that IHC will transfer its CCOH common stock to certain IHM creditors upon the effectiveness of the Plan of Reorganization, after which CCOH will be an independent publicly traded company in which IHC no longer holds any equity interest;

WHEREAS, in connection with the Separation (as defined herein), IHM, IHC, CCH and CCOH have entered into that certain Settlement and Separation Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which, among other things, CCOH and CCH have agreed to enter into this Agreement to effect a business combination transaction on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that CCOH will, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into CCH, with CCH continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of CCH has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of CCH and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the approval of this Agreement by the stockholders of CCH;

WHEREAS, on January 23, 2018, the Board of Directors of CCOH (the “CCOH Board”) established a special committee of CCOH independent directors (the “CCOH Special Committee”);

WHEREAS, the CCOH Special Committee has recommended to the CCOH Board, and the CCOH Board has, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of CCOH and all of its stockholders, including its public stockholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the approval of this Agreement by the stockholders of CCOH;

WHEREAS, CCH and CCOH desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger; and

WHEREAS, it is the intention of the parties that, for federal income Tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, as to CCH, as a complete liquidation of CCOH to which Section 332 of the Code applies, and (ii) this Agreement constitutes and will be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and a “plan of liquidation” within the meaning of Section 332 of the Code.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other interests, by contract, or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Approvals” means the Governmental Approvals and any other notices, reports or other filings to be made, or any other consents, registrations, approvals, permits or authorizations to be obtained from, any other Third Party, in each case in connection with the Transactions.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Book-Entry Share” shall have the meaning set forth in Section 3.01(b).

“Broader Media” shall have the meaning set forth in Section 5.07(a).

“Broader Media Distribution” shall have the meaning set forth in Section 5.07(a).

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York City, New York.

“capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the Laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation.

“CC Finco” shall have the meaning set forth in Section 5.07(b).

“CC Finco Distribution” shall have the meaning set forth in Section 5.07(b).

“CCH” shall have the meaning set forth in the Preamble.

“CCH Stockholder Approval” means the affirmative vote or a written consent of the holders of shares of CCH common stock entitled to vote on the adoption of this Agreement and is the only vote of holders of securities of CCH which is required to adopt this Agreement, to approve the Merger and to consummate the Transactions.

“CCH Tax Representation Letter” shall have the meaning set forth in Section 5.01.

“CCOH” shall have the meaning set forth in the Preamble.

“CCOH Board” shall have the meaning set forth in the Recitals.

“CCOH Class A Common Stock” means each share of Class A common stock of CCOH, par value $0.01 per share.

“CCOH Class B Common Stock” means each share of Class B common stock of CCOH, par value $0.01 per share.

“CCOH Common Stock” means the CCOH Class A Common Stock and the CCOH Class B Common Stock.

“CCOH Equity Incentive Plans” means the (i) Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan and (ii) Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan, in each case, as amended or amended and restated through the Effective Date.

“CCOH Restricted Stock Award” shall have the meaning set forth in Section 3.03(c).

“CCOH Restricted Stock Unit” means each right or award of any kind, contingent or accrued, vested or unvested, to acquire or receive a share of CCOH Class A Common Stock or benefits measured by the value of such a Share pursuant to any existing CCOH Equity Incentive Plan.

“CCOH Stockholder Approval” means the affirmative vote or a written consent of the holders of shares of CCOH Common Stock representing the majority of the voting power of the CCOH Common Stock entitled to vote on the adoption of this Agreement and is the only vote of holders of securities of CCOH which is required to adopt this Agreement, to approve the Merger and to consummate the Transactions.

“CCOH Stock Option” means any Option granted pursuant to any CCOH Equity Incentive Plan.

“CCOH Tax Representation Letter” shall have the meaning set forth in Section 5.01.

“Certificate” shall have the meaning set forth in Section 3.01(b).

“Certificate of Merger” shall have the meaning set forth in Section 2.03.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confirmation Order” shall have the meaning set forth in Section 6.01(e).

“Debtors” shall have the meaning set forth in the Recitals.

“DGCL” shall have the meaning set forth in the Recitals.

“Effective Date” shall mean the effective date of the Plan of Reorganization as set forth therein.

“Effective Time” shall have the meaning set forth in Section 2.03.

“Excluded Shares” shall have the meaning set forth in Section 3.01(a).

“Form S-4” shall have the meaning set forth in Section 5.03(a).

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party.

“IHC” shall have the meaning set forth in the Recitals.

“IHM” shall have the meaning set forth in the Recitals.

“Information Statement Waiting Period” means the twenty calendar days following the date on which the Form S-4 is sent or made available to the stockholders of CCOH pursuant to Section 5.03.

“K&E” shall have the meaning set forth in Section 5.01.

“K&E Legal Opinion” shall have the meaning set forth in Section 5.01.

“Law” means any federal, state, provincial, local or foreign law (statutory, common or otherwise), constitution, convention, code, ordinance, rule, regulation, treaty (including any income tax treaty), Order, license, permit, authorization, Approval, consent or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Legal Opinion” shall have the meaning set forth in Section 5.01.

“Letter of Transmittal” shall have the meaning set forth in Section 3.02(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.01(b).

“New CCOH Common Stock shall have the meaning set forth in Section 3.01(b).

“New CCOH Restricted Stock Unit” means each right or award of any kind, contingent or accrued, vested or unvested, to acquire or receive a share of New CCOH Common Stock or benefits measured by the value of such a share of New CCOH Common Stock pursuant to any existing CCOH Equity Incentive Plan.

“New CCOH Stock Option” means any Option to purchase shares of New CCOH Common Stock.

“New CCOH Restricted Stock Award” shall have the meaning set forth in Section 3.03(c).

“Non-Recourse Parties” shall have the meaning set forth in Section 8.13.

“Options” means any subscriptions, subscriptions rights, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in the Recitals.

“Radio Separation” means the separation of the Radio Business (as defined in the Separation Agreement) pursuant to and in accordance with the Separation Agreement.

“Replacement Opinion” shall have the meaning set forth in Section 5.01.

“Replacement Opinion Provider” shall have the meaning set forth in Section 5.01.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 16, 2018, by and among IHM, the Debtors and the other parties signatory thereto, as amended through the date hereof, and as may be amended from time to time following the date hereof in accordance with its terms.

“Restructuring Transactions Memorandum” means the memorandum attached to the Separation Agreement setting forth the restructuring steps to be taken prior to the Closing Date and the sequence thereof.

“SEC” means the United States Securities and Exchange Commission.

“Separation” shall have the meaning set forth in the Separation Agreement.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other legal entity of which such Person either directly or indirectly: (a) beneficially owns more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests; or (b) otherwise has the power to vote sufficient securities to elect a majority of the board of directors or similar governing body.

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Taxes” shall have the meaning set forth in the Separation Agreement.

“Third Party” means Person who is not CCH, CCOH or any of their Subsidiaries or Affiliates.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Merger.

“Transaction Litigation” shall have the meaning set forth in Section 5.08.

“Transfer Agent” means Computershare.

“WSGR” shall have the meaning set forth in Section 5.01.

“WSGR Legal Opinion” shall have the meaning set forth in Section 5.01.

ARTICLE II

THE MERGER

Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, CCOH shall be merged with and into CCH. At the Effective Time, the separate corporate existence of CCOH shall cease, and CCH shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of CCOH in accordance with the DGCL.

Section 2.02    Closing. Unless this Agreement is validly terminated pursuant to Section 7.01, the closing of the Merger (the “Closing”) shall occur as soon as practicable on the Effective Date after the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Article VI other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 (or remotely via the electronic exchange of executed documents), unless another date or place is mutually agreed upon in writing by the parties. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

Section 2.03    Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date, the parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 2.04    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 2.05    Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit D hereto (which shall, among other things, change the name of the Surviving Corporation to “Clear Channel Outdoor Holdings, Inc.”) and the by-laws of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit E hereto.

Section 2.06    Directors and Officers of the Surviving Corporation. The directors and officers set forth on Schedule 5.06(a), shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of CCH, CCOH or the holders of any shares of CCOH Common Stock or any capital stock of CCOH:

(a)    Cancellation of Certain CCOH Common Stock. All CCOH Common Stock that is owned by CCH or any direct or indirect wholly-owned subsidiary of CCH as of immediately prior to the Effective Time (each such share of CCOH Common Stock being an “Excluded Share” and collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)    Conversion of CCOH Common Stock. At the Effective Time, each share of CCOH Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be cancelled and converted into the right to receive, subject to Section 3.02(a), one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “New CCOH Common Stock”) (the “Merger Consideration”). From and after the Effective Time, subject to Section 3.02(a), all of such shares of CCOH Common Stock (other than Excluded Shares) shall no longer be outstanding and shall automatically be converted into an equal number of shares of New CCOH Common Stock, and each certificate (a “Certificate”) representing any shares of CCOH Common Stock (other than Excluded Shares) and each non-certificated share of CCOH Common Stock represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares) shall thereafter only represent the right to receive the Merger Consideration upon the surrender of such Certificate or receipt of an “agent’s message” in accordance with Section 3.02. Immediately following the Effective Time, each holder of CCOH Common Stock as of immediately prior to the Effective Time (other than Excluded Shares) shall have the right to receive the same number of shares of New CCOH Common Stock represented by book-entry as the number of shares of CCOH Common Stock such holder owned immediately prior to the Effective Time.

(c)    Conversion of CCH Common Stock. The shares of CCH issued and outstanding immediately prior to the Effective Time shall be converted into and become in the aggregate a number of validly issued, fully paid and non-assessable shares of New CCOH Common Stock, equal to the number of Excluded Shares outstanding immediately prior to the Merger.

(d)    No Appraisal Rights. No dissenters’ rights or appraisal rights shall be available to the stockholders of CCOH or CCH in accordance with the DGCL.

Section 3.02    Payment for Securities; Surrender of Certificates.

(a)    Procedures for Surrender.

(i)    Certificates. Promptly after the Effective Time, the Surviving Corporation shall cause the Transfer Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate whose shares of CCOH Common Stock were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal in customary form reasonably acceptable to CCH and CCOH (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent, and shall otherwise be in such form and have such other provisions as CCH and CCOH may reasonably specify; and (B) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Transfer Agent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Transfer Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration in book-entry form into which such shares of CCOH Common Stock have been converted pursuant to Section 3.01(a).

(ii)    Book-Entry Shares. Any holder of Book-Entry Shares whose shares of CCOH Common Stock were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Transfer Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each such holder shall, upon receipt by the Transfer Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Transfer Agent may reasonably request) be entitled to receive in exchange therefor the Merger Consideration pursuant to Section 3.01. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iii)    Transfer of Shares. In the event of a transfer of ownership of CCOH Common Stock that is not registered in the transfer records of CCOH, the Merger Consideration may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting the Merger Consideration pays any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid.

(b)    No Further Ownership Rights in CCOH Common Stock; Closing of Transfer Books. As of the Effective Time, the stock transfer books of CCOH shall be closed, and there shall be no further registration of transfers on the stock transfer books of CCOH of the shares of CCOH Common Stock that were outstanding immediately prior to the Effective Time, other than registrations of transfers to reflect, with customary settlement procedures, trades effected prior to the Effective Time. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such CCOH Common Stock. From and after the Effective Time, the holders of CCOH Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such CCOH Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, or the Transfer Agent for any reason, they shall be canceled and, subject to the procedures set forth in Section 3.02(a), exchanged as provided in this Article III, except as otherwise required by law.

(c)    No Liability. Notwithstanding anything to the contrary in Section 3.02(d), none of the parties hereto nor the Surviving Corporation nor the Transfer Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of a share of CCOH Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 3.02(d)) shall not have been surrendered prior to the date on which the Merger Consideration represented by such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(d)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Transfer Agent shall issue, or pay or cause to be paid, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 3.03    Treatment of CCOH Equity Incentive Plans. CCH and CCOH shall each adopt resolutions and take all necessary actions (x) such that CCH shall adopt the CCOH Equity Incentive Plans and all CCOH Equity Awards as of the Effective Time and (y) to effectuate the following:

(a)    Effect on CCOH Stock Options. Subject to any written agreement between the relevant holder and CCH and/or CCOH, at the Effective Time, each CCOH Stock Option (or portion thereof) that is outstanding and unexercised as of immediately prior to the Effective Time, shall be converted into and shall become a New CCOH Stock Option (or an equal portion thereof); provided, however, that such conversion shall, in each case, comply with the requirements of Section 424 of the Code and Section 409A of the Code. Each New CCOH Stock Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the CCOH Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the CCOH Equity Incentive Plans, in any award agreement or in such CCOH Stock Option by reason of this Agreement or the Merger). Promptly following the Effective Time, but in no event more than ten Business Days after the Closing Date, the Surviving Corporation shall issue to each holder of an outstanding CCOH Stock Option that is converted into a New CCOH Stock Option hereunder a document evidencing the foregoing assumption of such CCOH Stock Option by the Surviving Corporation.

(b)    Effect on CCOH Restricted Stock Units. Subject to any written agreement between the relevant holder and CCH and/or CCOH, as of the Effective Time, each CCOH Restricted Stock Unit (or portion thereof) that is outstanding as of immediately prior to the Effective Time (but excluding, for the avoidance of doubt, any CCOH Restricted Stock Unit or portion thereof that becomes vested as a result of the consummation of the Merger and is settled in CCOH Common Stock that, in turn, converts into the right to receive the Merger Consideration pursuant to Section 3.01) shall be assumed by the Surviving Corporation and shall be converted into a New CCOH Restricted Stock Unit in accordance with this Section 3.03. Each such New CCOH Restricted Stock Unit shall continue to have, and shall be subject to, the same terms and conditions as applied to the CCOH Restricted Stock Unit immediately prior to the Effective Time (but taking into account any changes thereto provided for in the CCOH Equity Incentive Plans, in any award agreement or in such CCOH Restricted Stock Unit by reason of this Agreement or the Merger). As of the Effective Time, each such New CCOH Restricted Stock Unit as so assumed and converted shall represent the right to receive a corresponding number of shares of New CCOH Common Stock. Promptly following the Effective Time, but in no event more than ten Business Days after the Closing Date, the Surviving Corporation shall issue to each holder of a CCOH Restricted Stock Unit that is converted into a New CCOH Restricted Stock Unit a document evidencing the foregoing assumption of such CCOH Restricted Stock Unit by the Surviving Corporation.

(c)    Effect on CCOH Restricted Stock Awards. Subject to any written agreement between the relevant holder and CCH and/or the CCOH, as of the Effective Time, each restricted share of CCOH Class A Common Stock granted under the applicable CCOH Equity Incentive Plan (a “CCOH Restricted Stock Award”), shall be converted into the right to receive a corresponding number of restricted shares of New CCOH Common Stock (a “New CCOH Restricted Stock Award”). Each unvested converted CCOH Restricted Stock Award so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the CCOH Restricted Stock Award immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable CCOH Equity Incentive Plan, in any award agreement or in such CCOH Stock Option by reason of this Agreement or the Merger). Promptly following the Effective Time, but in no event more than ten Business Days after the Closing Date, the Surviving Corporation shall issue to each holder of a CCOH Restricted Stock Award that is converted into a New CCOH Restricted Stock Award a document evidencing the foregoing assumption of such CCOH Restricted Stock Award by the Surviving Corporation.

(d)    Form S-8. As soon as practicable after the Effective Time (but in no event later than ten Business Days following the Effective Time), the Surviving Corporation shall cause to be filed with the SEC a registration statement on Form S-8 (or any successor form), if available for use by the Surviving Corporation, relating to the shares of New CCOH Common Stock issuable with respect to such New CCOH Stock Options and New CCOH Restricted Stock Units eligible for registration on Form S-8.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01    Mutual Representations and Warranties. Each of CCOH and CCH hereby make the following representations and warranties to the other, on its own behalf and on behalf of its respective Subsidiaries, as of the date hereof and as of the Closing:

(a)    such Person has all requisite power and authority to execute and deliver this Agreement to which it is or will be a party as of the Closing and to consummate the Transactions;

(b)    the execution and delivery by such Person of this Agreement and the consummation of the Transactions have been duly authorized by all necessary and proper action on its part;

(c)    this Agreement has been duly and validly executed and delivered by it and (assuming that due execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of such

Person, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity;

(d)    the execution and delivery by such party of this Agreement and the consummation by such party of the Transactions do not and will not, as of the Closing conflict with any provision of its articles or certificate of incorporation, bylaws, certificate of formation, operating agreement or other organizational documents, as applicable;

(e)    each Person, directly or through its Subsidiaries, operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d);

(f)    neither Person is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or a “complete liquidation” to which Section 332 of the Code applies;

(g)    CCOH is not aware of any reason that it could not provide the CCOH Tax Representation Letter as the basis for a legal opinion that the Merger qualifies as a reorganization under Section 368(a)(1)(A) of the Code; and

(h)    CCH is not aware of any reason that it could not provide the CCH Tax Representation Letter as the basis for a legal opinion that the Merger qualifies as a reorganization under Section 368(a)(1)(A) of the Code.

Section 4.02    No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither CCOH, CCH nor any of their respective Representatives makes or has made any representation or warranty of any kind whatsoever, express or implied, to (and each of CCH, CCOH and each of their respective Subsidiaries disclaims reliance on all representations and warranties of any kind, whatsoever, express or implied, or made by) CCH, CCOH, and of their respective Subsidiaries or any other Person with respect to any of the Transactions or matters contemplated hereby (including with respect to the respective business, assets, liabilities, condition or prospects (financial or otherwise) of, or any other matter involving, either business, or the sufficiency of the assets owned by CCH or CCOH, or the title to any such assets, or that any requirements of applicable Law are complied with, with respect to the Separation). No Person has been authorized by either CCH or CCOH or their respective Affiliates or Representatives to make any representation or warranty relating to the other party with respect to any of the Transactions or matters contemplated hereby (including with respect to the respective business, assets, liabilities, condition or prospects (financial or otherwise) of, or any other matter involving, either business, or the sufficiency of the assets, or the title to any assets, or that any requirements of applicable Law are complied with, with respect to the Separation), and if made, such representation or warranty must not be relied upon by such Person or any of its Affiliates or Representatives as having been authorized by such party or any of its or their respective Affiliates or Representatives (or any other Person). EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES MADE BY EITHER PARTY IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE TO ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED, AND EACH PARTY SHALL TAKE ALL OF THE BUSINESS, ASSETS AND OTHER LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT ON AN “AS IS, WHERE IS” BASIS AND ALL OTHER IMPLIED REPRESENTATIONS AND WARRANTIES, ON MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE OR OF FREEDOM FROM ENCUMBRANCE ARE HEREBY EXPRESSLY DISCLAIMED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO EITHER PARTY OR THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL INFORMATION, SUPPLEMENTAL DATA OR FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS). EACH PARTY SHALL RELY

SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION OF THE OTHER PARTY’S BUSINESS AND ASSETS AS WELL AS THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. NEITHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS MADE (AND NEITHER PARTY NOR THEIR REPRESENTATIVES HAVE RELIED UPON) ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO SUCH PARTY PRIOR TO THE EXECUTION OF THIS AGREEMENT.

ARTICLE V

COVENANTS

Section 5.01    Legal Opinions. CCOH agrees to use reasonable best efforts to obtain a legal opinion from Wilson Sonsini Goodrich & Rosati, P.C. in the form attached hereto as Exhibit A-1 (“WSGR” and the “WSGR Legal Opinion”) and CCH agrees to use reasonable best efforts to obtain a legal opinion from Kirkland & Ellis LLP in the form attached hereto as Exhibit A-2 (“K&E” and the “K&E Legal Opinion”; each of the WSGR Legal Opinion and K&E Legal Opinion, a “Legal Opinion”), each dated as of the Closing Date to the effect that as of the Closing Date and based on the various assumptions, qualifications and limitations contained therein (including applicable Tax Law in effect as of the Closing Date), the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. On the Closing Date, CCOH shall deliver to WSGR and K&E (or to the applicable Replacement Opinion Provider) an officer’s certificate in the form attached hereto as Exhibit B, dated as of the Closing Date and signed by an officer of CCOH (the “CCOH Tax Representation Letter”). On the Closing Date, CCH shall deliver to WSGR and K&E (or to the applicable Replacement Opinion Provider) an officer’s certificate in the form attached hereto as Exhibit C, dated as of the Closing Date, and signed by an officer of CCH (the “CCH Tax Representation Letter”). CCOH and CCH shall direct WSGR and K&E, respectively, to rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the Merger strictly in accordance with this Agreement and the Form S-4, in rendering their respective opinions. The Legal Opinions shall also rely upon the CCOH Tax Representation Letter, the CCH Tax Representation Letter, and the representations and warranties made under Article IV and will assume that these representations and warranties are true, correct and complete, and that CCOH and CCH, as the case may be, shall comply with the covenants set forth in this Agreement. CCOH and CCH shall cooperate with one another to facilitate the issuance of the Legal Opinions referred to in this Section 5.01. In the event that K&E is unwilling or unable to provide the K&E Legal Opinion, or WSGR is unwilling or unable to provide the WSGR Legal Opinion, then CCOH (if the K&E Legal Opinion is not being provided) shall have the right to require CCH to use reasonable best efforts to obtain, or CCH (if the WSGR Legal Opinion is not being provided), shall have the right to require CCOH to use reasonable best efforts to obtain, from a nationally recognized “Big 4” accounting firm or law firm that is reasonably acceptable to each of CCH and CCOH (a “Replacement Opinion Provider”), an opinion addressing the matters that would have been addressed by the K&E Legal Opinion or WSGR Legal Opinion, as applicable (a “Replacement Opinion”), and the delivery of such Replacement Opinion shall satisfy any condition in this Agreement that would otherwise have been satisfied by such K&E Legal Opinion or WSGR Legal Opinion, as applicable; provided, that any such Replacement Opinion shall be subject to the same requirements as the opinion it is replacing, and CCH and CCOH, as applicable, shall fully cooperate in providing the applicable accounting firm or law firm with the same information and materials, including the CCOH Tax Representation Letter or CCH Tax Representation Letter, as applicable, that would have been provided to K&E or WSGR.

Section 5.02    Tax Matters. CCOH and CCH shall not, and shall cause their respective Subsidiaries not to, take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or, with respect to CCH, as a complete liquidation to which Section 332 of the Code applies.

Section 5.03    Preparation of the S-4.

(a)    The information statement/prospectus on Form S-4 (the “Form S-4”) relating to the Merger, when it becomes effective, will include all information required to be disclosed by CCOH on Schedule-14C and a notice of action taken by written consent by the stockholders of CCOH pursuant to the requirements of Section 228 of the DGCL, which notice must also be mailed in accordance with the DGCL. Each of CCOH and CCH shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of CCOH and CCH shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4. The Form S-4 shall include as exhibits legal opinions that are substantively consistent with the Legal Opinions (which legal opinions shall rely on representation letters substantially similar to the CCOH Tax Representation Letter and CCH Tax Representation Letter), the information that included the basis for rendering such opinion, and all other information reasonably requested by each party to be included therein. Each of CCOH and CCH shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Form S-4 received from the SEC. CCOH and CCH shall use their reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Prior to filing any amendment or supplement to the Form S-4 or responding to any comments of the SEC with respect thereto, each of CCOH and CCH shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by CCOH or CCH or any of their respective Representatives with respect thereto. CCH shall advise CCOH, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the New CCOH Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and CCH shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. CCH shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the New CCOH Common Stock in the Merger, and CCOH shall furnish all information concerning CCOH, its Subsidiaries and the holders of the CCOH Common Stock as may be reasonably requested in connection with any such actions.

(b)    If, at any time prior to the date of effectiveness under the Securities Act (with respect to the Form S-4), CCOH or CCH discovers that any information relating to CCOH or CCH or any of their respective Affiliates, officers or directors, should be set forth in an amendment or supplement to the Form S-4 so that such document would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable law, disseminated to the holders of CCOH Common Stock.

(c)    On or prior to the Closing Date, CCH will file or cause to be filed a registration statement on Form 8-A (or an amendment to CCOH’s registration statement on Form 8-A) for the registration of the New CCOH Common Stock under the Exchange Act.

Section 5.04    Section 16 Matters. Prior to the Effective Time, the CCOH Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of CCOH who is a covered Person of CCOH for purposes of Section 16 of the Exchange Act (“Section 16”) of CCOH Common Stock or other equity interest in CCOH (including derivative securities) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section  16.

Section 5.05    Stock Exchange Listing; Delisting.

(a)    On or prior to the Closing Date, CCH shall use its commercially reasonable efforts to cause the shares of New CCOH Common Stock to be issued in the Merger and the shares of New CCOH Common Stock to be distributed to creditors of IHM to be approved for listing on the NYSE or other nationally recognized exchange, subject to official notice of issuance.

(b)    Prior to the Closing, upon CCH’s request, CCOH shall take all reasonable actions to cause the delisting of CCOH Common Stock from the NYSE and the termination of CCOH’s registration under the Exchange Act as soon as practicable following the Effective Time.

Section 5.06    Directors and Officers.

(a)    At Closing, CCH shall cause the CCH Board to take all actions necessary so that the individuals set forth on Schedule 5.06(a) shall be the directors and officers of CCH as of the Effective Time and shall serve until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b)    At or prior to the Closing, CCOH shall cause each individual on Schedule 5.06(b) to deliver a resignation from the CCOH Board, which resignation shall be effective immediately prior to the Effective Time.

Section 5.07    Broader Media and CC Finco Distributions.

(a)    Prior to the Closing, CCH shall cause Broader Media, LLC, a Delaware limited liability company and wholly-owned Subsidiary of CCH (“Broader Media”), to distribute all of the shares of CCOH Common Stock held by Broader Media to CCH, and CCH shall accept such CCOH Common Stock (such distribution, the “Broader Media Distribution”). Upon the consummation of the Broader Media Distribution, such CCOH Common Stock shall constitute Excluded Shares for purposes of this Agreement.

(b)    Prior to the Closing, CCH shall cause CC Finco, LLC, a Delaware limited liability company and wholly-owned Subsidiary of CCH (“CC Finco”), to distribute all of the shares of CCOH Common Stock held by CC Finco to CCH, and CCH shall accept such CCOH Common Stock (such distribution, the “CC Finco Distribution”). Upon the consummation of the CC Finco Distribution, such shares of CCOH Common Stock shall constitute Excluded Shares for purposes of this Agreement.

(c)    No later than the close of business on the day immediately preceding the Closing Date, CCH shall, and, as applicable, shall cause Broader Media to, convert all of the shares of CCOH Class B Common Stock into CCOH Class A Common Stock, in each case, in accordance with the terms and procedures set forth in the Amended and Restated Certificate of Incorporation of CCOH, dated as of November 9, 2005.

Section 5.08    Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Transactions or any of the transactions contemplated by the Restructuring Transactions Memorandum or the Separation Agreement is brought, or to CCOH’s knowledge, threatened in writing, against CCOH and/or the members of the CCOH Board prior to the Effective Time (a “Transaction Litigation”), CCOH shall promptly notify CCH of any such Transaction Litigation and shall keep CCH reasonably informed with respect to the status thereof. CCH shall have the right, at its sole discretion, to participate in the defense or settlement of any Transaction Litigation, and, in any event, CCOH shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without CCH’s prior written consent.

Section 5.09    Efforts. Subject to the terms and conditions set forth herein and to applicable legal requirements, each of CCH and CCOH shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other parties in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VI. Further, neither CCH nor CCOH shall take, or cause to be taken, any action or do, or cause to be done, anything that would reasonably be expected to materially impede or delay the Transactions, including the satisfaction of the respective conditions set forth in Article VI.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each of CCH and CCOH to effect the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by each of CCOH and CCH on or prior to the Effective Time) of the following conditions:

(a)    Stockholder Approval. The CCH Stockholder Approval and the CCOH Stockholder Approval shall have been obtained.

(b)    No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Transactions, declare unlawful the Transactions or cause such Transactions to be rescinded shall be in effect.

(c)    Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

(d)    Information Statement Waiting Period. The Information Statement Waiting Period shall have expired.

(e)    Confirmation of Plan of Reorganization. The Bankruptcy Court shall have entered an Order (which may be an Order approving the Plan of Reorganization) approving this Agreement (the “Confirmation Order”).

(f)    Emergence Conditions. All conditions precedent to the effectiveness of the Plan of Reorganization as set forth therein shall have been satisfied prior to or contemporaneously with the Closing.

(g)    Separation Steps. All steps contemplated to be taken prior to the consummation of the Merger pursuant to the Restructuring Transactions Memorandum, including the Radio Separation, Broader Media Distribution and the CC Finco Distribution, shall have occurred in accordance with the Restructuring Transactions Memorandum.

(h)    CCOH Class B Common Stock Conversion. CCH shall have, and shall have caused Broader Media to have, converted all of their shares of CCOH Class B Common Stock into CCOH Class A Common Stock.

Section 6.02    Conditions to Obligations of CCOH. The obligation of CCOH to effect the Merger is further subject to satisfaction or waiver at or prior to the Effective Time by CCOH of the following additional conditions:

(a)    Legal Opinion. CCOH shall have received the WSGR Legal Opinion or a Replacement Opinion, as applicable.

(b)    Bring Down of Representations and Warranties. The representations and warranties made by CCH in Article IV shall be true and correct both as of the date hereof and as of the Closing Date, in each case in all material respects.

(c)    Performance of Covenants. CCH shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed prior to the Closing.

Section 6.03    Conditions to Obligations of CCH. The obligation of CCH to effect the Merger is subject to satisfaction or waiver on or prior to the Effective Time by CCH of the following additional conditions:

(a)    Legal Opinion. CCH shall have received the K&E Legal Opinion or a Replacement Opinion, as applicable.

(b)    Bring Down of Representations and Warranties. The representations and warranties made by CCOH in Article IV shall be true and correct both as of the date hereof and as of the Closing Date, in each case in all material respects.

(c)    Performance of Covenants. CCOH shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed prior to the Closing.

(d)    Listing. The shares of New CCOH Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, or other nationally recognized exchange, subject to official notice of issuance.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01    Termination. This Agreement may only be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)    by mutual written agreement of CCH and CCOH;

(b)    by either CCH or CCOH if the Separation has not been consummated prior to June 30, 2019; and

(c)    by either CCH or CCOH if (1) IHM files (x) a plan of reorganization, a disclosure statement or a proposed Confirmation Order in the Chapter 11 Cases that does not contemplate the Separation, or (y) any motion, pleading, or other document with the Bankruptcy Court in the Chapter 11 Cases that is otherwise materially inconsistent with the applicable Restructuring Support Agreement or the Plan of Reorganization in effect as of the date hereof, or (2) the Confirmation Order (x) does not contemplate the Separation or (y) is not otherwise materially consistent with the Plan of Reorganization in effect as of the date hereof.

Section 7.02    Effect of Termination. In the event that this Agreement is terminated, this Agreement shall become null and void and no party, nor any party’s directors, officers or employees, shall have any further obligation or liability of any kind to any Person by reason of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01    Non-survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties in this Agreement or in any instrument delivered pursuant to this Agreement to the extent that such covenant or agreement contemplates performance after the Effective Time.

Section 8.02 Notices. All notices, requests, claims, demands or other communications under this Agreement, shall be in writing and shall be deemed to have been given or made (i) when personally delivered, (ii) the next Business Day if sent by overnight courier service marked for overnight delivery, (iii) upon transmission if sent by email prior to 5:00 p.m. New York City time on a Business Day (or as of 9:00 a.m. New York City time the following Business Day if sent after 5:00 p.m. New York City time or on a day that is not a Business Day) if either receipt is acknowledged (such acknowledgement not to be unreasonably withheld) or within one Business Day if a copy is sent pursuant to clause (ii), or (iv) three Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

if to CCOH, to:

Clear Channel Outdoor Holdings, Inc.

99 Park Avenue, 2nd Floor

New York, NY 10016

Attention: Lynn Feldman

E-mail: LynnFeldman@clearchannel.com

Clear Channel Outdoor Holdings, Inc.

c/o Clear Channel International Ltd.

33 Golden Square

London W1F9JT

United Kingdom

Attention: Adam Tow

E-mail: Adam.Tow@clearchannel.com

with a copy (which shall not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati, P.C.

1301 Avenue of the Americas

New York, NY 10019

Attention: Benjamin Hoch

Bradley Finkelstein

Amy Simmerman

E-mail:  bhoch@wsgr.com

bfinkelstein@wsgr.com

asimmerman@wsgr.com

if to CCH, to:

Clear Channel Outdoor Holdings, Inc.

99 Park Avenue, 2nd Floor

New York, NY 10016

Attention: Lynn Feldman

E-mail: LynnFeldman@clearchannel.com

Clear Channel Outdoor Holdings, Inc.

c/o Clear Channel International Ltd.

33 Golden Square

London W1F9JT

United Kingdom

Attention: Adam Tow

E-mail: Adam.Tow@clearchannel.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Douglas	A. Ryder, P.C.,

Dvir Oren, P.C.

Brian D. Wolfe

E-mail: douglas.ryder@kirkland.com

dvir.oren@kirkland.com

brian.wolfe@kirkland.com

Section 8.03    Interpretation and Other Matters. In this Agreement:

(a)    words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires;

(b)    the terms “hereof,” “herein,” “herewith” and words of similar import, and the term “Agreement” shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits, Annexes and Appendices hereto) and not to any particular provision of this Agreement;

(c)    Article, Section, Exhibit, Schedule, Annex and Appendix references are to the Articles, Sections, Exhibits, Schedules, Annexes and Appendices to this Agreement unless otherwise specified;

(d)    the word “including” and words of similar import when used in this Agreement means “including, without limitation”;

(e)    unless expressly stated to the contrary in this Agreement, the word “or” shall not be exclusive;

(f)    unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; and

(g)    unless otherwise provided, all references to “$” or “dollars” are to United States dollars.

Section 8.04    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.

Section 8.05    Entire Agreement; Third-Party Beneficiaries.

(a)    This Agreement and the Exhibits, Annexes and Schedules hereto and thereto, contain the entire agreement between the parties with respect to the subject matter hereof and thereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(b)    Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any Person other than the parties hereto and their respective successors and permitted assigns, except (i) iHeartMedia, Inc., a Delaware corporation, shall be an express third party beneficiary with the right to enforce all of the provisions of this Agreement, (ii) after the Effective Time, for the provisions of Article III, which shall be enforceable by the holders of New CCOH Common Stock to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article III, and (iii) the provisions of Section 8.13, which shall be enforceable by the Non-Recourse Parties. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

Section 8.06    Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time by an instrument in writing signed by each of the parties hereto; provided, however, that after receipt of the CCOH Stockholder Approval, there shall not be made any amendment that by Law or in accordance with the rules or any relevant stock exchange, requires further approval by the stockholders of CCOH without the further approval of such stockholders.

Section 8.07     Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any breach or inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.08    Governing Law; Consent to Jurisdiction and Service of Process.

(a) This Agreement (including all its Exhibits, Schedules, Annexes and Appendices) (and any claims or disputes arising out of or related hereto or to the Transactions or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be exclusively governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of any choice of laws principles that would result in the application of the Laws of another jurisdiction, including all matters of formation, existence, validity, interpretation, construction, effect, enforceability, performance, breach, termination, and remedies; provided that any matter arising out of or related to the certificate of incorporation, bylaws or other organizational documents of an entity formed under the Laws of a jurisdiction other than the State of Delaware or any corporate action taken pursuant to such organizational documents or the Laws of the jurisdiction of such entity’s formation shall be governed by and construed and interpreted in accordance with the Laws of such other jurisdiction.

(b)    THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT (AND ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATED HERETO OR TO THE TRANSACTIONS OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON

LAW, STATUTE OR OTHERWISE) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 8.09    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns; provided that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party hereto; provided, further, that each party may assign its rights and delegate its obligations under this Agreement to any of its Affiliates (provided that no such assignment or delegation shall release such party from any liability or obligation under this Agreement).

Section 8.10    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any damage or loss and that any defense in any action, suit, arbitration or other proceeding of any nature for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.

Section 8.11    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 8.12    Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, THE TRANSACTIONS OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF, AND ANY ACTION RELATING TO OR ARISING IN ANY WAY THEREFROM SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.13    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or arise out of this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as parties hereto and no former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Representatives or Affiliates of any party hereto or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent, Representative or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, any breach of this Agreement or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other party hereto, in no event shall either party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

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IN WITNESS WHEREOF, CCOH and CCH have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Brian D. Coleman
Name:	Brian D. Coleman
Title:	Senior Vice President and Treasurer

CLEAR CHANNEL HOLDINGS, INC.

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	President

[Signature Page to Agreement and Plan of Merger]